[LETTERHEAD OF MANATT PHELPS PHILLIPS]

                                                                       EXHIBIT 5

November 6, 2000

Macrovision Corporation
1341 Orleans Drive
Sunnyvale, CA 94089

      Re: Macrovision Corporation, Inc. - Registration Statement on Form S-8 for Offering of an Aggregate of 126,000 Shares of Common Stock

Lady and Gentlemen:

      We have acted as counsel to Macrovision Corporation, Inc., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-8 to be filed on November 6, 2000 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering 126,000 shares of the Company's Common Stock, $0.001 par value per share (the "Shares"), consisting of an additional 126,000 shares authorized for issuance under the Company's 1996 Directors Stock Option Plan, as amended (the "Plan").

      This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

      We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the establishment of the Plan and originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

      Based upon the foregoing review, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Plan, the provisions of the option agreements duly authorized under the Plan and the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

      This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

                                              Very truly yours,


                                              /s/ Manatt, Phelps & Phillips, LLP

                                              Manatt, Phelps & Phillips, LLP